EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

21st Century Insurance Group (DE) (95-1935264)

(Subsidiaries wholly owned)

     -    21st Century Insurance Company (CA) (95-2565072)
     -    21st Century Casualty Company (CA) (95-4136306)
     -    21st Century Insurance Company of Arizona (AZ) (86-0812982)
     -    20th Century Insurance Services, Inc. (NV) 95-4723863)
     -    i21 Insurance Services (CA) (61-1420182)
                    -    dba 21st Century Online Insurance Services


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